                            SECURED LOAN AGREEMENT

     THIS LOAN AGREEMENT is dated December 6, 1996 between CytRx Corporation, a Delaware corporation ("CytRx"), and Zynaxis, Inc., a Pennsylvania corporation ("Zynaxis").

                                  Background
                                  ----------

     This Loan Agreement is being entered into simultaneously with and in connection with the execution of the Agreement and Plan of Merger and Contribution among CytRx Corporation, Vaxcel, Inc., Vaxcel Merger Subsidiary, Inc. and Zynaxis, Inc. ("Merger Agreement") and the Transaction Documents referred to therein. Unless otherwise defined herein, capitalized terms that are not defined herein and that are defined in the Merger Agreement shall have the meaning given such terms in the Merger Agreement.

     NOW, THEREFORE, in consideration of the above and the mutual promises herein contained, the parties agree as follows:

                                     Terms
                                     -----

1.   Amount of Loan.  Subject to the terms and conditions of this Agreement,
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CytRx will from time to time loan to Zynaxis, and Zynaxis may from time to time borrow, repay and reborrow, up to an aggregate principal amount outstanding at any one time of $2,000,000 (the "Loan"). The Loan will be evidenced by the Senior Secured Note.

2.   Advances.  CytRx will advance the Loan as follows:
     --------

     2.1  Initial Amount.  Simultaneous with the execution hereof and of the
          --------------
Senior Secured Note, CytRx has made an initial loan of $500,000.00, to be applied in accordance with the attached schedules.

     2.2  Fixed Amounts.  At the times set forth in Schedule 2.2, CytRx will
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loan to Zynaxis the amounts set forth in Schedule 2.2, to be applied in
                                         ------------
accordance with Schedule 2.2.
                ------------

     2.3  Settlement Amounts.  CytRx will loan to Zynaxis the amounts to be paid
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by Zynaxis in accordance with the Liquidation Agreement (i) in settlement of
Liabilities (as defined in the Liquidation Agreement) and (ii) to reimburse CytRx pursuant to Section 6 of the Liquidation Agreement.

     2.4  Budgeted Amounts.  CytRx will loan to Zynaxis on the first of each
          ----------------
month the aggregate budgeted amount set forth in Schedule 2.4, provided that
                                                 ------------
amounts loaned pursuant to this Section 2.4 will be reduced by an amount equal to (i) any cash held by Zynaxis at the time such loan is to be made minus (ii) the total of severance payments
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that would be due employees of Maker if such employees were terminated during the following month.

3.   Term of Loan.  CytRx's obligation to make the Loan will terminate on the
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first to occur of (i) May 1, 1997, (ii) an Event of Default (as defined in the
Senior Secured Note) under the Senior Secured Note, (iii) the Closing under the Merger Agreement, or (iv) termination of the Merger Agreement.

4.   Conditions to Loan.  CytRx's obligation to make the initial loan and each
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additional loan shall be subject to the following conditions:

     4.1 that the representations and warranties of Zynaxis in the Merger Agreement and in the Loan Documents shall be true and correct as of the date of such loan with the same force and effect as made on an as of such date except to the extent that such representations and warranties expressly relate solely to an earlier date (in which case such representations and warranties shall have been true and correct on and as of such earlier date), and that the Chief Executive Officer of Zynaxis shall have provided to CytRx a certificate as to fulfillment of this condition in a form reasonably satisfactory to CytRx;

     4.2 that Zynaxis shall be in compliance with the agreements made by it herein, in the other Loan Documents and in Article 5 of the Merger Agreement as of the date of such loan, and that the Chief Executive Officer of Zynaxis shall have provided to CytRx a certificate as to fulfillment of this condition in a form reasonably satisfactory to CytRx;

     4.3 that n Event of Default (as defined in the Senior Secured Note) shall have occurred and be continuing as of the date of such loan and that the advance of the new loan will not result in a Default or Event of Default, and that the Chief Executive Officer of Zynaxis shall have provided to CytRx a certificate as to fulfillment of this condition in a form reasonably satisfactory to CytRx;

     4.4 that there is no pending or threatened suit, cause of action or proceeding against Zynaxis that could reasonably be anticipated to have a material adverse effect on Zynaxis or its operations, properties, business prospects or condition, financial or otherwise, and that the Chief Executive Officer of Zynaxis shall have provided to CytRx a certificate as to fulfillment of this condition in a form reasonably satisfactory to CytRx;

     4.5 that the use of proceeds of such extension of credit shall not violate any law applicable to or binding upon either Zynaxis or CytRx; and

     4.6 that after such loan the aggregate principal balance of all loans outstanding hereunder shall not exceed Two Million Dollars ($2,000,000).

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5.   Use of Proceeds.  Zynaxis will use the proceeds of the Loan only in
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accordance with the uses set forth in the Schedules hereto.  Zynaxis will use its best efforts to operate within the budget set forth in Schedule 2.4.
                                                           ------------

6.   Governing Law.  This Agreement will be governed by and construed in
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accordance with the laws of the State of Georgia, without giving effect to conflicts of laws.

     IN WITNESS WHEREOF, the undersigned has caused this Loan Agreement to be duly executed and delivered under seal as of the day and year first above written.

                                       CYTRX CORPORATION



                                       By:/s/ Jack J. Luchese
                                          ---------------------------
                                          Jack J. Luchese
                                          Chairman, President and CEO


                                       ZYNAXIS, INC.



                                       By:/s/ Martyn D. Greenacre
                                          ---------------------------
                                          Martyn D. Greenacre
                                          Chairman, President and CEO


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